Exhibit 10.4

EMPLOYMENT AGREEMENT

WHEREAS, as an employee of SurgiQuest, Inc., a Delaware corporation (the “Company”), I have and will continue to have access to trade secrets, proprietary intellectual property and other confidential information and trade secrets of the Company; and

WHEREAS, the Company is in negotiations to obtain substantial equity financing from one or more private investors (the “Investors”); and

WHEREAS, as a stockholder and employee of the Company I will substantially benefit from such financing; and

WHEREAS, the Company has made it a condition to my continued employment, and the Investors have made it a condition to providing such financing, that I enter into an agreement relating to my performance of services for the Company, the assignment and protection of the Company’s confidential information and my ongoing and future non-competition with the Company;

NOW, THEREFORE, in consideration of the foregoing and the compensation to be paid to me, I agree with the Company as follows:

1.     Employment Status. The Company hereby employs me, and I hereby accept employment, as the Chief Executive Officer of the Company on the terms and conditions set forth herein. I understand that I am employed for an indefinite term and that either the Company or I may terminate the employment relationship at any time pursuant to the terms hereof.

2.     Duties of Employee. I shall report to the Board of Directors of the Company. I shall have oversight of the day-to-day operations of the Company. I shall perform such other duties and have such other responsibilities as may be assigned to me from time to time by the Board of Directors of the Company. As long as I am employed by the Company, I shall devote my full time and efforts to the Company and shall not, without the Company’s prior express written consent, engage directly or indirectly in any employment, consulting or business activity other than for the Company.

3.     Compensation and Benefits.

(a) My base salary shall be at the annual rate of $225,000 per year. Such compensation shall be payable in accordance with the Company’s standard payroll policy.

(b) I shall be entitled to participate in such employee benefit plans and to receive such other fringe benefits as are customarily afforded Company employees in similar positions with the same tenure. I understand that these employee benefit plans and fringe benefits may be amended, enlarged, diminished or terminated by the Company from time to time.

(c) I shall be entitled to three (3) weeks paid vacation per calendar year, such vacation to extend for such periods and to be taken at such intervals as may be approved by the Board of Directors of the Company.

(d) I shall be eligible to receive a bonus in the form of a stock option or grant of restricted stock under the Company’s 2006 Stock Plan (or under other stock option or restricted stock plans yet to be established by the company) for each calendar year based on my achievement of performance goals reasonably established and communicated to me in writing by the Board of Directors of the Company or the Compensation Committee of the Board of Directors or recorded in the minutes of meetings of the Board of Directors of the Company or the Compensation Committee of the Board of Directors. The amount of such potential bonus and the determination of whether I have achieved such performance goals shall be made in the sole but reasonable discretion of the Board of Directors or the Compensation Committee. The performance goals for my 2006 bonus shall be established by the Board of Directors or the Compensation Committee within ninety days after the date of this Agreement, and the performance goals for subsequent calendar years shall be established on or before January 31 of such calendar year. Any such options shall vest ratably over a four-year period from the date of grant, with twenty-five percent (25%) of such shares vesting on the one-year anniversary of the date of grant, with the balance vesting over the remaining thirty-six months, so long as I remain employed by the Company.

4.     Termination. My employment hereunder shall terminate upon the occurrence of any of the following events:

(a)   my death or legal incapacity; or

(b)   written notice from the Company to me at any time of the termination of my employment hereunder by the Company as a result of my incapacity (other than as described in Section 4(a)) or inability to further perform services as contemplated herein for a period aggregating 90 days or more within any six-month period because the Board of Directors has determined (and such determination has been confirmed by an independent medical examination) that my physical or mental health shall have become impaired so as to make it impossible or impractical for me to perform the duties and responsibilities contemplated hereunder; or

(c)   written notice from the Company to me at any time of the termination of my employment hereunder by the Company for Cause (as hereafter defined). There shall be “Cause” for termination of my employment if the Company reasonably determines that any of the following have occurred:

(i)                           I have been convicted of, or pleaded guilty or nolo contendere to: (A) any felony; or (B) any lesser crime or offense having as its predicate element fraud or dishonesty;

(ii)                        I have misappropriated, stolen or converted any property of the Company;

(iii)                     I have knowingly and willfully perpetrated any act or omission which subjects the Company to criminal liability, or knowingly and willfully caused the Company to commit a material violation of local, state or federal laws, rules or regulations;

(iv)                    I have breached in any material respect any provision of this Agreement, which breach (other than a breach of Section 7) has not been cured within thirty (30) days after written notice from the Company to me of the Company’s intent to terminate this Agreement specifying such breach with reasonable particularity;

(v)                       I have breached any provision of any other agreement between me and the Company, such breach has continued beyond applicable cure periods within such other agreement, and such breach has a material adverse effect on the Company or any of its direct or indirect subsidiaries; or

(vi)                    I have failed or refused to perform my duties hereunder and such failure or refusal has continued for a period of 10 days following written notice from the Company; provided that such duties are within the scope of duties typical of those of a Chief Executive Officer and not unlawful or negligent to act upon and would not be reasonably likely to cause me to breach any fiduciary duty to the Company; and provided further that the Company’s failure to achieve its business plan or financial projections shall not by itself be considered a failure or refusal to perform my duties hereunder; or

(d)   written notice from the Company to me at any time of the termination of my employment hereunder by the Company other than under Section 4(a), 4(b) or 4(c);

(e)   written notice from me to the Company within 180 days after the Company fails to pay any compensation due hereunder as and when due;

(f)    written notice from me to the Company within 90 days after the material diminution of my responsibilities; or

(g)   written notice from me to the Company of the termination of my employment hereunder by me other than as described in Section 4(e) or 4(f).

5.     Payments After Termination. Following termination of my employment, all payments and benefits provided to me under this Agreement shall cease as of the date of such termination, except that in the event my employment is terminated by the Company pursuant to Section 4(d) or by me pursuant to Section 4(e), then for the “Severance Pay Period” (as hereafter defined): (i) the Company shall pay me severance pay at the same rate as my base salary at the effective date of such termination, such payments to be made at the same time as my base salary otherwise would have been payable, and (ii) if and to the extent that following such termination of employment I am eligible to continue to be covered under the Company’s group health insurance plan in effect at the time of such termination of employment, if any, the Company shall pay the premium for such insurance coverage on my behalf. The term “Severance Pay Period” shall mean the period commencing on the effective date of the termination of my employment under Section 4(d) or 4(e) and ending on earlier of (a) the twenty-six-week anniversary of the termination of my employment under Section 4(d) or 4(e), (b) the twelve-week anniversary of my voluntary termination of my employment under Section 4(f) above or (c) the date on which I commence employment in another position that offers similar compensation and benefits. As a condition to the Company’s obligation to make such payments to me or on my behalf, during the Severance Pay Period I will be available to consult with the Company on such matters as the Company may reasonably request without the payment of additional compensation to me by the Company; provided, however, that I will not provide more than forty (40) hours of such consulting services in any calendar month.

6.     Performance; Prior Obligations.

(a)   I agree to perform my assigned duties diligently, conscientiously, and with reasonable skill, and shall comply with all rules, procedures and standards put into effect from time to time by the Company with regard to my conduct and my access to and use of the Company’s property, equipment and facilities.

(b)   I hereby represent, warrant and agree (i) that I have the full right to enter into this Agreement and perform the services required of me hereunder, without any restriction whatsoever; (ii) that in the course of performing services hereunder, I will not violate the terms or conditions of any agreement between me and any third party or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any person or entity anywhere in the world; (iii) that I have not and will not disclose or use during my employment by the Company any confidential information that I acquired as a result of any previous employment or consulting arrangement or under a previous obligation of confidentiality; and (iv) that I have disclosed to the Company in writing any and all continuing obligations to previous employers or others that require me not to disclose any information to the Company.

7.       Confidential Information. While employed by the Company and thereafter, I shall not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to my employment by and for the benefit of the Company, or disclose or distribute any Confidential Information to anyone outside of the Company, whether by private communication, public address, publication or otherwise, or disclose or distribute any Confidential Information to anyone within the Company who has not been authorized to receive the same, except as directed in writing by an authorized representative of the Company. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information, know-how, data, designs, specifications, processes, prototypes, designs, customer lists and other technical or business information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including myself) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company), which in any way relates to the present or future business of the Company, which is maintained in confidence by the Company, or which might permit the Company or its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. Without limiting the generality of the foregoing, Confidential Information shall include:

(a)   any idea, improvement, invention, innovation, development, technical data, design, formula, device, pattern, concept, art, method, process, machine, manufacturing method, composition of matter, computer program, software, firmware, source code, object code, algorithm, subroutine, object module, schematic, model, diagram, flow chart, chip masking specification, user manual, training or service manual, product specification, plan for a new or revised product, compilation of information, or work in process, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

(b)   the name of any employee, consultant, customer or prospective customer, or any other customer or prospective customer information, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company or any customer.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction, or which has otherwise lawfully entered the public domain without my participation or fault.

I understand that the Company from time to time has in its possession information and materials which is claimed by customers and others to be proprietary and which the Company has agreed to keep confidential. I agree that all such information and materials shall be Confidential Information for purposes of this Agreement.

8.     Ownership and Assignment of Intellectual Property.

(a)   I agree that all originals and all copies of all business plans, manuscripts, drawings, prints, manuals, diagrams, letters, notes, notebooks, reports, models, records, files, memoranda, plans, sketches and all other documents and materials containing, representing, evidencing, recording, or constituting any Confidential Information (as defined in Section 7 above), however and whenever produced (whether by myself or others) during the course of my employment, shall be the sole property of the Company.

(b)   I agree that all Confidential Information and all other discoveries, inventions, ideas, specifications, designs, concepts, research and other information, databases, works of authorship, processes, products, methods and improvements, or parts thereof conceived, developed, or otherwise made by me, alone or jointly with others and in any way relating to or suggested by the Company’s present or proposed products, programs or services or to tasks assigned to me during the course of my employment, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice during the period of my employment with the Company and related to methods or devices for laproscopic entry and access, whether or not made during my regular working hours, and whether or not made on the Company’s premises, and whether or not disclosed by me to the Company (hereinafter referred to as “Intellectual Property”), together with all products or services which embody or emulate any Intellectual Property, shall be the sole property of the Company.

(c)   I agree to, and hereby do, assign to the Company all my right, title and interest throughout the world in and to all Intellectual Property and to anything tangible which evidences, incorporates, constitutes, represents or records any Intellectual Property. I agree that all Intellectual Property shall constitute works made for hire under the copyright laws of the United States and hereby assign and, to the extent any such assignment cannot be made at present, I hereby agree to assign to the Company all copyrights, patents and other proprietary rights I may have in any Intellectual Property, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademarks, and copyrights. I hereby waive all moral rights or proprietary rights in or to any Intellectual Property and, to the extent that such rights may not be waived, agree not to assert such rights against the Company or its licensees, successors or assigns. I hereby designate the Company as my agent, and grant to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purpose of effecting any the assignment of Intellectual Property rights to the Company.

(d)   I hereby certify Exhibit A sets forth any and all Confidential Information and Intellectual Property that I claim as my own or otherwise intend to exclude from this Agreement because it was developed by me prior to the date of this Agreement. I understand that after execution of this Agreement I shall have no right to exclude Confidential Information or Intellectual Property from this Agreement.

9.     Employee’s Obligation to Keep Records. I shall make and maintain adequate and current written records of all Intellectual Property, including notebooks and invention disclosures, which records shall be available to and remain the property of the Company at all times. I shall disclose all Intellectual Property promptly, fully and in writing to the Company immediately upon production or development of the same and at any time upon request.

10.  Employee’s Obligation to Cooperate. I will, at any time during my employment, or after it terminates, upon request of the Company and at the Company’s expense, execute all documents and perform all lawful acts which the Company considers necessary or advisableto secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, I will assist the Company in any reasonable and lawful manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Intellectual Property assigned pursuant to Section 8, and I will execute, when requested, patent and other applications and assignments thereof to the Company, or persons designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and I will further assist the Company in every reasonable way to enforce any patents and copyrights obtained, including, without limitation, testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. It is understood that reasonable out-of-pocket expenses of my assistance incurred at the request of the Company under this Section will be reimbursed by the Company.

11.  Non-Competition. During my employment with the Company I shall devote my full working time, skill, energy and efforts to the Company. During my employment with the Company, and for a period of (a) two years after the termination of my employment with the Company for Cause, or (b) one year after termination of my employment with the Company for any other reason, I shall not, on my own behalf, or as owner, manager, stockholder, consultant, director, officer, or employee of any business entity (except as a holder of not more than one (1%) percent of the stock of a publicly held company) participate, directly or indirectly, in any capacity, in any business activity that is in competition with the Company.

12.  Non-Solicitation. During my employment with the Company, and for a period of two years after the termination of my employment with the Company for any reason, I shall not (i) solicit, induce, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the term of my employment with the Company), or assist in such hiring by any other person or business entity or encourage any such employee to terminate his or her employment with the Company, or (ii) solicit or conduct business with any customer of the Company in connection with any service or business that is competitive with any service or business in which the Company was engaged at the time of the termination of my employment.

13.  Return of Property. Upon termination of my employment with the Company, or at any other time upon request of the Company, I shall return promptly any and all customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, data storage devices, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which I may then possess or have under my control. I further agree that upon termination of my employment I shall not take with me any documents or data in any form or of any description containing or pertaining to Confidential Information or Intellectual Property.

If requested to do so by the Company, I agree to sign a Termination Certificate in which I confirm that I have complied with the requirements of the preceding paragraph and that I am aware that certain restrictions imposed upon me by this Agreement continue after termination of my employment. I understand, however, that my obligations under this Agreement will continue even if I do not sign a Termination Certificate.

14.  Other Obligations. I acknowledge that the Company from time to time may have agreements with other persons, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

15.  Miscellaneous

(a)   This Agreement contains the entire and only agreement between me and the Company with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative hereof. In the event of any inconsistency between this Agreement and any other contract between me and the Company, the provisions of this Agreement shall prevail.

(b)   In the event the Company has reason to believe this Agreement has or may be breached, I acknowledge and consent that this Agreement may be disclosed to my then current or prospective employer without risk or liability to the Company.

(c)   My obligations under this Agreement shall survive the termination of my employment with the Company regardless of the manner of or reasons for such termination, and regardless of whether such termination constitutes a breach of any other agreement I may have with the Company. My obligations under this Agreement shall be binding upon my heirs, assigns, executors, administrators and representatives, and the provisions of this Agreement shall inure to the benefit of and be binding on the successors and assigns of the Company.

(d)   This Agreement is not assignable by me. In the event of a sale, transfer or other disposition of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder. The Company may also assign this Agreement and its rights hereunder to any of its affiliates.

(e)   If any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this paragraph, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(f)    I acknowledge and agree that violation of this Agreement by me would cause irreparable harm to the Company not adequately compensable by money damages alone, and I therefore agree that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief to prevent an actual or threatened violation of this Agreement and to enforce the provisions hereof, without showing or proving any actual damage to the Company or posting any bond in connection therewith.

(g)   No failure by the Company to insist upon strict compliance with any of the terms, covenants, or conditions hereof, and no delay or omission by the Company in exercising any right under this Agreement, will operate as a waiver of such terms, covenants, conditions or rights. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h)   This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing signed by me and the Company.

(i)    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL THE PROVISIONS OF THIS EMPLOYMENT AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.

Date:	April 18, 2006	/s/ Kourosh Azarbarzin
Kourosh Azarbarzin

		Address:	85 Lancelot Drive
Fairfield, ct 06824

Accepted and Agreed:

SURGIQUEST, INC.

Date:	April 18, 2006	By:	/s/ Merton G Gollaher
		Name:	MERTON G GOLLAHER
		Title:	SECRETARY

EXHIBIT A

Excluded Confidential Information and Intellectual Property

All confidential information and intellectual property assigned to United States Surgical during the course of and in connection with my employment with Unites States Surgical.

All confidential information and intellectual property assigned to Barosense, Inc. in connection with a consulting arrangement, which relates to a novel technology called “Creating Plications to enable Endolumenal Bariatric Surgery.”